Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $20.0 Million, or $2.86 per Diluted Share, in 2018
Reflects Expanding Net Interest Margin, Improving Credit Quality, and Lower Taxes

ANCHORAGE, Alaska - January 28, 2019 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported earnings of $20.0 million, or $2.86 per diluted share, for 2018 and $4.8 million, or $0.69 per diluted share, for the fourth quarter of 2018. Northrim continues to benefit from rising interest rates with the short duration of both its loan and investment portfolios repricing into higher yields in both the fourth quarter and full year.

“With the four 25-basis-point rate hikes implemented in 2018, our yields on interest-earning assets expanded faster than our cost of funds. In addition, lower corporate tax rates and improved credit quality contributed to earnings growth in 2018,” said Joe Schierhorn, President and CEO.

In the fourth quarter and full year periods ending December 31, 2017, Northrim recognized a pre-tax gain of $4.4 million on the sale of its interest in Northrim Benefits Group and operating income from that business of $2.5 million, respectively, with no contribution from this divested subsidiary in 2018. These revenues were partially offset in 2017 by a provision for loan losses of $3.2 million, compared to a benefit of $500,000 in 2018 due to improvements in asset quality.

Fourth Quarter and Full Year 2018 Highlights:

•
Total revenue, which includes net interest income plus other operating income, decreased 3% to $23.9 million in the fourth quarter of 2018, compared to $24.5 million in the third quarter of 2018, and grew 5% from $22.6 million in the fourth quarter a year ago.

◦	Community Banking provided 79% of total revenues and 96% of earnings in the fourth quarter of 2018.

◦	Home Mortgage Lending provided 21% of total revenues and 4% of fourth quarter 2018 earnings.

•
Net interest income in the fourth quarter of 2018 increased 10% to $16.1 million from $14.7 million in the fourth quarter a year ago, mainly due to the higher yields on the loan and investment portfolios and was also up 2% compared to $15.8 million in the preceding quarter.

•	Pre-tax income increased to $5.8 million in the fourth quarter of 2018 compared to $4.3 million in the fourth quarter a year ago, but decreased from $6.4 million in the preceding quarter.

•
Net interest margin on a tax equivalent basis ("NIMTE”) * expanded to 4.76% in the fourth quarter of 2018, a 2-basis-point improvement, compared to the preceding quarter and a 45-basis-point improvement compared to the fourth quarter a year ago.

•	Return on average assets was 1.27% and return on average equity was 9.30% for the fourth quarter of 2018 and 1.34% and 9.95% for the full year.

•
The Company repurchased 15,468 shares of its common stock in the fourth quarter of 2018 at an average price of $31.90, leaving 153,433 shares available under the previously announced repurchase authorization.

Northrim BanCorp Earns $4.8 Million, or $0.69 per Diluted Share in 4Q18
January 28, 2019
2 of 20

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Total assets	$1,502,988	$1,502,673	$1,470,440	$1,524,741	$1,518,596
Total portfolio loans	$984,346	$982,007	$967,702	$967,575	$954,953
Average portfolio loans	$981,407	$984,914	$963,724	$955,718	$980,351
Total deposits	$1,228,088	$1,233,268	$1,205,521	$1,260,790	$1,258,283
Average deposits	$1,233,479	$1,223,997	$1,217,903	$1,233,745	$1,254,566
Total shareholders' equity	$205,947	$203,242	$199,456	$194,973	$192,802
Net income attributable to Northrim BanCorp	$4,848	$5,264	$5,830	$4,062	$214
Diluted earnings per share	$0.69	$0.75	$0.84	$0.58	$0.03
Return on average assets	1.27%	1.40%	1.58%	1.10%	0.06%
Return on average shareholders' equity	9.30%	10.27%	11.79%	8.43%	0.43%
NIM	4.71%	4.69%	4.50%	4.28%	4.25%
NIMTE*	4.76%	4.74%	4.56%	4.33%	4.31%
Efficiency ratio	76.64%	73.82%	71.19%	77.22%	80.92%
Total shareholders' equity/total assets	13.70%	13.53%	13.56%	12.79%	12.70%
Tangible common equity/tangible assets*	12.76%	12.58%	12.60%	11.85%	11.75%
Book value per share	$29.92	$29.52	$29.02	$28.37	$28.06
Tangible book value per share*	$27.57	$27.17	$26.66	$26.01	$25.70
Dividends per share	$0.27	$0.27	$0.24	$0.24	$0.22

* References to NIMTE, tangible book value per share, tangible common equity and tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 10.)

According to the State Department of Labor, average monthly employment in Alaska through November of 2018 was lower by 1,300 jobs, or (-0.4%) compared to November of 2017. Health care continues to be the bright spot, adding 500 jobs up 1.3% (in this sector).  “The construction sector is often a leading indicator of future economic change,” stated Mark Edwards, Senior Vice President Credit Administration and Bank Economist.  November 2018 year-over-year figures show construction added 200 jobs, up +1.4%, ending a two-year decline.  Also significant was a positive increase of 100 jobs, or +1.1%, in the oil and gas sector, reversing a three-year decline.  This sector suffered the most during the recent recession and it consists of the highest paying jobs in the economy.

The Alaska Department of Labor highlighted military, oil & gas activity and tourism as the three primary drivers leading to forecasted job growth of 0.4% in 2019.  This is projected to end a three year period of job losses between 2016 and 2018.  Military job growth is expected to be the most significant driver due to the deployment of F-35 fighter jets at Eielson Air Force Base in Fairbanks.  The troops supporting two full squadrons are expected to arrive between 2020 and 2022, and positive economic impacts are already occurring.  According to Alaska Labor Economist Karinne Wiebold, “Preparations include a half-billion dollars in new construction to accommodate the jets and additional active duty and civilian support staff.”  This should also indirectly help other sectors throughout the state including numerous professional and business services.

Oil prices continued to fluctuate in 2018, but trended higher on average during most of the year.  There are a number of near-term projects that have led the Alaska Department of Revenue Commissioner, Bruce Tangeman, to forecast oil production growth over the next two years.  Commissioner Tangeman stated in the December 2018 Revenue Sources Book, “For FY 2018, North Slope oil production averaged 518,400 barrels per day (bpd), a decline of 1.5% compared to FY 2017.  The Department of Revenue forecasts that new fields will help increase production to 526,800 bpd in FY 2019 and 533,200 bpd in FY 2020.”

Northrim BanCorp Earns $4.8 Million, or $0.69 per Diluted Share in 4Q18
January 28, 2019
3 of 20

According to the Alaska Department of Labor report, the third major economic driver is expected to be tourism and the Alaska Department of Labor projects 2019 will be a record year for visitors.  Economist Wiebold stated, “The projected number of cruise ship passengers is up 16% to 1.36 million.  As long as the U.S. economy remains strong and barring substantial disruptions globally, Alaska will continue to be an attractive tourist destination.”

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the fourth quarter of 2018, Northrim generated a return on average assets ("ROAA") of 1.27% and a return on average equity ("ROAE") of 9.30%, compared to 1.40% and 10.27%, respectively in the third quarter of 2018 and 0.06% and 0.43%, respectively, in the fourth quarter a year ago. In the full year of 2018, ROAA was 1.34% and ROAE was 9.95%, compared to 0.87% and 6.81%, respectively, in 2017. These results were above the averages posted by the 149 banks that make up the SNL Index of U.S. Banks with assets of $1 to $5 Billion as of September 30, 20181. Average ROAA was 0.85% and ROAE was 7.92% for the index in 2017.

Net Interest Income/Net Interest Margin

Net interest income, before the provision for loan losses, grew 10% to $16.1 million in the fourth quarter of 2018 compared to $14.7 million in the fourth quarter of 2017 and was up 2% from $15.8 million in the third quarter of 2018. For the full year in 2018, net interest income increased 6% to $61.2 million from $57.7 million in the full year in 2017.

NIMTE* was 4.76% in the fourth quarter of 2018 compared to 4.74% in the preceding quarter and 4.31% from the same quarter a year ago. Higher total interest income, coupled with lower growth in total interest expense, contributed to the increases in net interest income and NIMTE* in the fourth quarter of 2018 compared to prior quarters. The deployment of lower-yielding cash and investments into more productive loans and higher-yielding securities also supported the increases in net interest income and NIMTE*. The yield on interest earning assets in the fourth quarter improved to 5.08%, up 11 basis points from the third quarter of 2018 and 62 basis points year-over-year. The cost of funds increased in the fourth quarter of 2018 to 50 basis points, up 14 basis points from the preceding quarter and 25 basis points compared to the same quarter last year. For the full year in 2018, NIMTE* improved 32 basis points to 4.60%.

“We implemented several strategies over the past few years to protect our net interest margin, including deploying capital to reduce high-cost debt, executing an interest rate swap that locked in lower rates for the remaining balance of our floating rate debt, and maintaining short durations for both loans and deposits,” said Jed Ballard, Chief Financial Officer.

Provision for Loan Losses

In the fourth quarter of 2018, Northrim recorded a benefit for loan losses of $200,000, bringing the full year benefit to $500,000, reflecting continued improvement in credit quality of the loan portfolio. Non-performing loans, net of government guarantees, declined 11% in the quarter and 31% for the year to $14.7 million at December 31, 2018, compared to $16.6 million at September 30, 2018, and $21.4 million at December 31, 2017. The allowance for loan losses was 133% of nonperforming loans, net of government guarantees at year end.

1For the trailing 12 months ended of September 30, 2018, the SNL Index of US Banks with Assets of $1 to $5 Billion tracked 155 banks with averages for the following ratios: NIMTE* 3.68%, loan loss reserves to gross loans of 0.93%, ROAA 1.03%, and ROAE 9.48%.

Northrim BanCorp Earns $4.8 Million, or $0.69 per Diluted Share in 4Q18
January 28, 2019
4 of 20

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $7.7 million, or 32% of total fourth quarter revenues, as compared to $8.7 million, or 35% of revenues in the third quarter of 2018, and $8.0 million, or 35% of revenues in the fourth quarter of 2017. For the full year in 2018, other operating income totaled $32.2 million, or 34% of revenues, compared to $40.5 million, or 41% of revenues in 2017. The primary drivers of other operating income are variability in the mortgage market, which is highly seasonal, the elimination of employee benefits plan income, and no gain on sale following the sale of the Company's interest in Northrim Benefits Group in August of 2017. In the fourth quarter of 2018, the Company recorded for the first time in other operating income the fair value of its commercial loan servicing portfolio of $1.0 million. Going forward only the changes in the fair value of the Company's commercial loan servicing portfolio will be reflected in other operating income and are not expected to be significant. In addition, the fair value mark-to-market of the securities portfolio reduced other income by $490,000 in the fourth quarter of 2018 and $625,000 for the full year.

Other Operating Expenses

Other operating expenses remained stable at $18.3 million in the fourth quarter of 2018, compared to $18.1 million in the third quarter of 2018 and $18.3 million in the fourth quarter of 2017. In the full year in 2018, other operating expenses were $69.8 million compared to $71.2 million in 2017. In the third quarter of 2018 and fourth quarter of 2017, there was an $804,000 and $686,000 write down, respectively, of the carrying value of the Company's minority interest in another mortgage origination business owned by Residential Mortgage Holding Company, LLC, the parent company of Residential Mortgage, LLC (collectively "RML").

Income Tax Provision

For the fourth quarter of 2018, Northrim recorded $907,000 in state and federal income tax expense for an effective tax rate of 16% compared to $4.1 million in the year-ago quarter. For the full year in 2018, Northrim recorded $4.1 million in state and federal income tax expense, compared to $10.3 million in 2017. The tax expense in 2017 included an additional $2.7 million tax expense, or $0.39 per diluted share, associated with the tax reforms enacted at the end of 2017.

Community Banking

“As Alaska begins to recover from the recent economic recession, we are seeing growth in the three major drivers of our economy: natural resources exploration and development, military spending, and tourism. We are optimistic about opportunities in the Alaska markets that we serve throughout the state,” said Schierhorn.

Net interest income in the Community Banking segment increased 9% to $15.7 million in the fourth quarter of 2018 from $14.4 million in the fourth quarter of 2017.

Northrim BanCorp Earns $4.8 Million, or $0.69 per Diluted Share in 4Q18
January 28, 2019
5 of 20

The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Net interest income	$15,719	$15,358	$14,614	$14,036	$14,381
(Benefit) provision for loan losses	(200)	—	(300)	—	—
Other operating income	3,199	2,770	2,836	2,518	2,685
Compensation expense, net RML acquisition payments	—	—	—	—	(193)
Other operating expense	13,637	12,204	11,748	12,367	13,113
Income before provision for income taxes	5,481	5,924	6,002	4,187	4,146
Provision for income taxes	824	996	882	659	4,754
Net income (loss)	$4,657	$4,928	$5,120	$3,528	($608)
Average diluted shares	6,990,319	6,990,633	6,976,985	6,968,082	6,963,125
Diluted earnings (loss) per share	$0.66	$0.70	$0.74	$0.50	($0.09)

	Year-to-date
(Dollars in thousands, except per share data)	December 31, 2018	December 31, 2017
Net interest income	$59,727	$56,448
(Benefit) provision for loan losses	(500)	3,200
Other operating income	11,323	17,187
Compensation expense, net RML acquisition payments	—	130
Other operating expense	49,956	50,271
Income before provision for income taxes	21,594	20,034
Provision for income taxes	3,361	9,499
Net income	18,233	10,535
Less: net income attributable to the noncontrolling interest	—	327
Net income attributable to Northrim BanCorp	$18,233	$10,208
Average diluted shares	6,981,557	6,977,910
Diluted earnings per share	$2.60	$1.46

Home Mortgage Lending

“A number of factors impacted the housing market in Alaska this quarter, including normal seasonality, the moderate impacts from the earthquake that shook the greater Anchorage area on November 30, and the effects of the government shut-down on non-military federal workers, which make up approximately 5% of the Alaska workforce,” noted Ballard. “Fortunately, no lives were lost in the earthquake and property damage was remarkably contained compared to damage from other earthquakes of this magnitude. In addition, our housing market continues to show price stability throughout the state, although loan fundings have been trending down due to a variety of factors including rising interest rates and low housing inventory levels.” Loans funded in the fourth quarter of 2018 were $114.0 million, of which 90% were for new home purchases, compared to $132.6 million of which 83% were for new home purchases in the fourth quarter of 2017.

“Our mortgage servicing business, which was initiated in the fourth quarter of 2015 to service loans for the Alaska Housing Finance Corporation, continues to grow,” Ballard continued. As of December 31, 2018, Northrim serviced 2,220 loans in its $557.6 million home-mortgage-servicing portfolio, which is a 37% increase from the $406.3 million serviced a year ago. Mortgage servicing revenue was steady at $1.5 million in the fourth quarters of both

Northrim BanCorp Earns $4.8 Million, or $0.69 per Diluted Share in 4Q18
January 28, 2019
6 of 20

2018 and 2017. Total mortgage servicing income fluctuates based on the amount of mortgage servicing rights originated during the period and changes in the fair value of mortgage servicing rights, which are driven by interest rate volatility and fluctuations in estimated prepayment speeds based on published industry metrics.

The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Mortgage commitments outstanding, end of period	$44,999	$69,026	$84,092	$64,819	$43,602
Mortgage loans funded for sale	$113,963	$156,301	$148,183	$109,069	$132,606
Mortgage loan refinances to total fundings	10%	9%	8%	18%	17%
Mortgage loans serviced for others	$557,583	$516,008	$472,190	$439,561	$406,291

Net realized gains on mortgage loans sold	$3,156	$4,268	$4,052	$3,346	$4,084
Change in fair value of mortgage loan commitments, net	(442)	(66)	32	316	(551)
Total production revenue	2,714	4,202	4,084	3,662	3,533
Mortgage servicing revenue	1,526	1,578	1,254	1,183	1,450
Change in fair value of mortgage servicing rights, net[2]	145	(128)	(118)	(26)	64
Total mortgage servicing revenue, net	1,671	1,450	1,136	1,157	1,514
Other mortgage banking revenue	134	251	258	125	220
Total mortgage banking income	$4,519	$5,903	$5,478	$4,944	$5,267

Net interest income	$418	$461	$375	$227	$303
Mortgage banking income	4,519	5,903	5,478	4,944	5,267
Other operating expense	4,663	5,895	4,858	4,428	5,417
Income before provision for income taxes	274	469	995	743	153
Provision (benefit) for income taxes	83	133	285	209	(669)
Net income attributable to Northrim BanCorp	$191	$336	$710	$534	$822

Average diluted shares	6,990,319	6,990,633	6,976,985	6,968,082	6,963,125
Diluted earnings per share	$0.03	$0.05	$0.10	$0.08	$0.12
2Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates, net of collection/realization of expected cash flows over time.

Northrim BanCorp Earns $4.8 Million, or $0.69 per Diluted Share in 4Q18
January 28, 2019
7 of 20

	Year-to-date
(Dollars in thousands, except per share data)	December 31, 2018	December 31, 2017
Mortgage loans funded for sale	$527,516	$554,077
Mortgage loan refinances to total fundings	11%	16%

Net realized gains on mortgage loans sold	$14,822	$18,013
Change in fair value of mortgage loan commitments, net	(160)	(147)
Total production revenue	14,662	17,866
Mortgage servicing revenue	5,541	4,438
Change in fair value of mortgage servicing rights, net[2]	(127)	2
Total mortgage servicing revenue, net	5,414	4,440
Other mortgage banking revenue	768	981
Total mortgage banking income	$20,844	$23,287

Net interest income	$1,481	$1,230
Mortgage banking income	20,844	23,287
Other operating expense	19,844	20,752
Income before provision for income taxes	2,481	3,765
Provision for income taxes	710	822
Net income attributable to Northrim BanCorp	$1,771	$2,943

Average diluted shares	6,981,557	6,977,910
Diluted earnings per share	$0.26	$0.42
2Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates, net of collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets were $1.50 billion at December 31, 2018, unchanged from the preceding quarter and down 1% from a year ago. “Although the duration of our loan portfolio remains short, we produced moderate loan growth,” said Schierhorn. Northrim’s loan-to-deposit ratio remains at 80% at December 31, 2018, unchanged from September 30, 2018, and up from 76% at December 31, 2017. Schierhorn added that “with the rising interest rate environment the Bank has been working hard to maintain our strong deposit base.”

Average interest-earning assets were $1.36 billion in the fourth quarter of 2018, up 2% from $1.34 billion at the end of the third quarter of 2018 and down less than 1% from the fourth quarter a year ago. The average yield on interest-earning assets was 5.08% in the fourth quarter of 2018, up from 4.97% in the preceding quarter and 4.46% in the like quarter a year ago. For the full year in 2018, average interest-earning assets declined 2% to $1.35 billion from $1.37 billion in the full year in 2017. Average yields were 4.82% in the full year in 2018, compared to 4.46% in the full year in 2017.

Average investment securities totaled $280.8 million at December 31, 2018, an increase of 6% from the third quarter of 2018, and down 2% from the fourth quarter of 2018. The average net tax equivalent yield on the securities portfolio improved to 2.51% for the fourth quarter of 2018, from 2.29% in the preceding quarter and 1.77% a year ago. The average estimated duration of the investment portfolio was 27 months, at December 31, 2018, which is expected to generate improvement in yields as securities reprice in this rising interest rate environment. For the full year in 2018, average investment securities declined to $286.4 million with an average yield of 2.17% compared to $305.2 million and an average yield of 1.66% for the full year in 2017.

Northrim BanCorp Earns $4.8 Million, or $0.69 per Diluted Share in 4Q18
January 28, 2019
8 of 20

“In 2018, loan originations more than offset the relatively rapid repayments that result from the short duration of the loan portfolio. In addition, a majority of the loan portfolio is adjustable rate, which has benefited yields as interest rates rise,” said Schierhorn. Portfolio loans were $984.3 million at the end of the fourth quarter of 2018 up slightly from the preceding quarter and up 3% from the fourth quarter a year ago. Average portfolio loans in the fourth quarter of 2018 were $981.4 million down slightly from the preceding quarter and relatively unchanged from a year ago. Yields on average portfolio loans in the fourth quarter of 2018 improved to 5.98% from 5.81% in the third quarter of 2018 and 5.45% in the fourth quarter of 2017. Average portfolio loans in the full year in 2018 were down 1% to $971.5 million with a yield of 5.74%, compared to $981.0 million and a yield of 5.47% for the full year in 2017.

Alaskans account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. Balances in transaction accounts at December 31, 2018, represented 91% of total deposits. At December 31, 2018, total deposits were $1.23 billion, level with balances at September 30, 2018, and down from $1.26 billion a year ago. Average interest-bearing deposits were up slightly to $796.4 million with an average cost of 0.45% in the fourth quarter of 2018, compared to $795.3 million and an average cost of 0.30% in the third quarter of 2018, and down 4% from $829.3 million and an average cost of 0.18% in the fourth quarter of 2017. Average interest-bearing deposits were down 2% in the full year in 2018 at $809.8 million with an average cost of 0.28%, compared to $829.9 million and an average cost of 0.21% in the full year in 2017.

Shareholders’ equity increased 7% to $205.9 million, or $29.92 per share, at December 31, 2018, compared to $192.8 million, or $28.06 per share, a year ago. Tangible book value per share* was $27.57 at December 31, 2018, up from $25.70 per share a year ago. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” under the Basel III and Dodd Frank regulatory standards with Tier 1 Capital to Risk Adjusted Assets of 15.47% at December 31, 2018.

Asset Quality

Asset quality in the fourth quarter of 2018 improved with nonperforming assets ("NPAs") net of government guarantees declining to $22.6 million at December 31, 2018, compared to $24.1 million at the end of the preceding quarter, and $28.7 million at December 31, 2017, primarily due to loan payments which exceeded NPA additions. Of the NPAs, $13.6 million or 60% are nonaccrual loans related to five commercial relationships. Two of these relationships, which totaled $7.0 million at the end of the fourth quarter of 2018, are businesses in the medical industry.

Net adversely classified loans were $27.2 million at the end of the fourth quarter of 2018 as compared to $29.7 million at the end of the third quarter of 2018 and $33.8 million one year ago. Net loan charge-offs in the fourth quarter of 2018 were $441,000 compared to net recoveries of $52,000 in the preceding quarter and $2,000 in charge-offs in the year ago quarter. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. As of December 31, 2018, $20.1 million, or 74% of net adversely classified loans are attributable to seven relationships with four loans to commercial businesses, two loans to medical businesses, and one loan to an oilfield services commercial business.

Performing restructured loans that were not included in nonaccrual loans at the end of the fourth quarter of 2018 were $3.4 million, up slightly from $3.3 million in the preceding quarter and down from $7.7 million a year ago. The decrease in the fourth quarter of 2018 compared to the year ago quarter is primarily due to the repayment of two commercial relationships. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

Northrim estimates that $62.3 million, or approximately 6% of portfolio loans as of December 31, 2018, had direct exposure to the oil and gas industry in Alaska, and $1.7 million of these loans are adversely classified. As of December 31, 2018, Northrim has an additional $32.5 million in unfunded commitments to companies with direct exposure to

Northrim BanCorp Earns $4.8 Million, or $0.69 per Diluted Share in 4Q18
January 28, 2019
9 of 20

the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. “We define direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that we have identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry,” added Ballard.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 15 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

Northrim BanCorp Earns $4.8 Million, or $0.69 per Diluted Share in 4Q18
January 28, 2019
10 of 20

Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

http://almis.labor.state.ak.us/

http://labor.alaska.gov/news/2018/news18-47.htm

http://live.laborstats.alaska.gov/qcew/

https://www.adn.com/politics/2018/12/22/alaska-holiday-flights-mail-and-cabin-stays-should-continue-through-government-shutdown/

https://www.nytimes.com/2018/12/01/us/anchorage-alaska-earthquake.html

Northrim BanCorp Earns $4.8 Million, or $0.69 per Diluted Share in 4Q18
January 28, 2019
11 of 20

Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Twelve Months
(Unaudited)	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Interest Income:
Interest and fees on loans	$15,251	$14,992	$13,861	$57,542	$55,041
Interest on portfolio investments	1,662	1,419	1,168	5,829	4,634
Interest on deposits in banks	294	169	203	806	433
Total interest income	17,207	16,580	15,232	64,177	60,108
Interest Expense:
Interest expense on deposits	894	595	382	2,307	1,707
Interest expense on borrowings	176	166	166	662	723
Total interest expense	1,070	761	548	2,969	2,430
Net interest income	16,137	15,819	14,684	61,208	57,678

(Benefit) provision for loan losses	(200)	—	—	(500)	3,200
Net interest income after provision for loan losses	16,337	15,819	14,684	61,708	54,478

Other Operating Income:
Mortgage banking income	4,519	5,903	5,267	20,844	23,287
Gain on commercial servicing rights	1,030	—	—	1,030	—
Purchased receivable income	781	767	758	3,255	2,975
Bankcard fees	755	724	694	2,811	2,597
Service charges on deposit accounts	371	407	360	1,508	1,614
Gain on sale of securities	—	—	—	—	11
Gain on sale of Northrim Benefits Group	—	—	2	—	4,445
Employee benefit plan income	—	—	—	—	2,506
(Loss) gain on marketable equity securities	(490)	37	—	(625)	—
Other income	752	835	871	3,344	3,039
Total other operating income	7,718	8,673	7,952	32,167	40,474

Other Operating Expense:
Salaries and other personnel expense	11,442	11,261	10,971	44,650	44,721
Occupancy expense	1,729	1,687	1,761	6,136	6,752
Data processing expense	1,661	1,503	1,340	6,035	5,549
Marketing expense	857	367	833	2,318	2,566
Professional and outside services	673	727	457	2,453	2,365
Insurance expense	217	171	239	862	1,161
OREO expense, net rental income and gains on sale	101	43	621	258	837
Intangible asset amortization expense	17	18	21	70	100
Impairment of equity method investment	—	804	686	804	686
Compensation expense, net RML acquisition payments	—	—	(193)	—	130
Other operating expense	1,603	1,518	1,601	6,214	6,286
Total other operating expense	18,300	18,099	18,337	69,800	71,153

Income before provision for income taxes	5,755	6,393	4,299	24,075	23,799
Provision for income taxes	907	1,129	4,085	4,071	10,321
Net income	4,848	5,264	214	20,004	13,478
Less: Net income attributable to the noncontrolling interest	—	—	—	—	327
Net income attributable to Northrim BanCorp	$4,848	$5,264	$214	$20,004	$13,151

Basic EPS	$0.70	$0.77	$0.03	$2.91	$1.91
Diluted EPS	$0.69	$0.75	$0.03	$2.86	$1.88
Average basic shares	6,888,762	6,877,194	6,865,753	6,877,573	6,889,621
Average diluted shares	6,990,319	6,990,633	6,963,125	6,981,557	6,977,910

Northrim BanCorp Earns $4.8 Million, or $0.69 per Diluted Share in 4Q18
January 28, 2019
12 of 20

Balance Sheet
(Dollars in thousands)
(Unaudited)	December 31,	September 30,	December 31,
	2018	2018	2017

Assets:
Cash and due from banks	$26,771	$37,651	$25,016
Interest bearing deposits in other banks	50,767	32,528	52,825
Investment securities available for sale	271,610	264,193	307,019
Marketable equity securities	7,265	6,035	5,731
Investment in Federal Home Loan Bank stock	2,101	2,103	2,115

Loans held for sale	34,710	56,636	43,979

Portfolio loans	984,346	982,007	954,953
Allowance for loan losses	(19,519)	(20,160)	(21,461)
Net portfolio loans	964,827	961,847	933,492
Purchased receivables, net	14,406	12,706	22,231
Mortgage servicing rights	10,821	9,695	7,305
Other real estate owned, net	7,962	8,707	8,651
Premises and equipment, net	39,090	38,637	37,867
Goodwill and intangible assets	16,154	16,171	16,224
Other assets	56,504	55,764	56,141
Total assets	$1,502,988	$1,502,673	$1,518,596

Liabilities:
Demand deposits	$420,988	$450,409	$414,686
Interest-bearing demand	248,056	240,974	252,009
Savings deposits	239,054	233,611	247,458
Money market deposits	206,717	208,614	243,603
Time deposits	113,273	99,660	100,527
Total deposits	1,228,088	1,233,268	1,258,283
Securities sold under repurchase agreements	34,278	32,429	27,746
Other borrowings	7,241	7,282	7,362
Junior subordinated debentures	10,310	10,310	10,310
Other liabilities	17,124	16,142	22,093
Total liabilities	1,297,041	1,299,431	1,325,794

Total shareholders' equity	205,947	203,242	192,802
Total liabilities and shareholders' equity	$1,502,988	$1,502,673	$1,518,596

Northrim BanCorp Earns $4.8 Million, or $0.69 per Diluted Share in 4Q18
January 28, 2019
13 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Investments
	December 31, 2018		September 30, 2018		December 31, 2017
	Balance	% of total	Balance	% of total	Balance	% of total
U.S. Treasury securities	$54,863	19.7%	$54,452	20.2%	$49,877	15.9%
U.S. Agency securities	153,997	55.1%	151,380	56.0%	199,583	63.9%
Corporate securities	39,780	14.3%	40,516	15.0%	37,132	11.9%
Marketable equity securities	7,265	2.6%	6,035	2.2%	5,731	1.8%
Collateralized loan obligations	13,886	5.0%	6,002	2.2%	6,005	1.9%
Alaska municipality, utility, or state bonds	4,710	1.7%	7,307	2.7%	9,752	3.1%
Other municipality, utility, or state bonds	4,374	1.6%	4,536	1.7%	4,670	1.5%
Total portfolio investments	$278,875		$270,228		$312,750

Composition of Portfolio Loans
	December 31, 2018		September 30, 2018		June 30, 2018		March 31, 2018		December 31, 2017
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$342,420	35%	$333,132	34%	$327,733	34%	$316,081	33%	$313,514	33%
CRE owner occupied loans	126,414	13%	130,166	13%	127,384	13%	132,589	14%	132,041	14%
CRE nonowner occupied loans	367,759	37%	382,313	39%	385,648	40%	395,915	40%	359,725	38%
Construction loans	109,367	11%	97,976	10%	89,433	9%	85,257	9%	111,294	12%
Consumer loans	42,873	4%	42,775	4%	41,711	4%	41,841	4%	42,535	3%
Subtotal	988,833		986,362		971,909		971,683		959,109
Unearned loan fees, net	(4,487)		(4,355)		(4,207)		(4,108)		(4,156)
Total portfolio loans	$984,346		$982,007		$967,702		$967,575		$954,953

Composition of Deposits
	December 31, 2018		September 30, 2018		June 30, 2018		March 31, 2018		December 31, 2017
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$420,988	35%	$450,409	36%	$401,925	33%	$433,046	34%	$414,686	33%
Interest-bearing demand	248,056	20%	240,974	20%	246,628	20%	244,601	19%	252,009	20%
Savings deposits	239,054	19%	233,611	19%	237,978	20%	246,981	20%	247,458	20%
Money market deposits	206,717	17%	208,614	17%	223,189	19%	239,242	19%	243,603	19%
Time deposits	113,273	9%	99,660	8%	95,801	8%	96,920	8%	100,527	8%
Total deposits	$1,228,088		$1,233,268		$1,205,521		$1,260,790		$1,258,283

Northrim BanCorp Earns $4.8 Million, or $0.69 per Diluted Share in 4Q18
January 28, 2019
14 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality
	December 31,	September 30,	December 31,
	2018	2018	2017
Nonaccrual loans	$15,210	$16,728	$21,626
Loans 90 days past due and accruing	—	152	252
Total nonperforming loans	15,210	16,880	21,878
Nonperforming loans guaranteed by government	(516)	(279)	(467)
Net nonperforming loans	14,694	16,601	21,411
Other real estate owned	7,962	8,707	8,651
Repossessed assets	1,242	29	—
Other real estate owned guaranteed by government	(1,279)	(1,279)	(1,333)
Net nonperforming assets	$22,619	$24,058	$28,729
Nonperforming loans / portfolio loans, net of government guarantees	1.49%	1.69%	2.24%
Nonperforming assets / total assets, net of government guarantees	1.50%	1.60%	1.89%

Performing restructured loans	$3,413	$3,252	$7,668
Nonperforming loans plus performing restructured loans, net of government
guarantees	$18,107	$19,853	$29,079
Nonperforming loans plus performing restructured loans / portfolio loans, net of
government guarantees	1.84%	2.02%	3.05%
Nonperforming assets plus performing restructured loans / total assets, net of
government guarantees	1.73%	1.82%	2.40%

Adversely classified loans, net of government guarantees	$27,217	$29,730	$33,845
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.36%	0.26%	0.22%

Allowance for loan losses / portfolio loans	1.98%	2.05%	2.25%
Allowance for loan losses / nonperforming loans, net of government guarantees	133%	121%	100%

Gross loan charge-offs for the quarter	$713	$9	$55
Gross loan recoveries for the quarter	($272)	($61)	($53)
Net loan charge-offs (recoveries) for the quarter	$441	($52)	$2
Net loan charge-offs year-to-date	$1,442	$1,001	$1,435
Net loan (recoveries) charge-offs for the quarter / average loans, for the quarter	0.04%	(0.01)%	—%
Net loan charge-offs year-to-date / average loans,
year-to-date annualized	0.15%	0.14%	0.15%

Northrim BanCorp Earns $4.8 Million, or $0.69 per Diluted Share in 4Q18
January 28, 2019
15 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
	Balance at	Additions	Payments	Writedowns	Transfers to	Transfers to	Sales	Balance at
	September 30, 2018	this quarter	this quarter	/Charge-offs this quarter	OREO/REPO	Performing Status this quarter	this quarter	December 31, 2018
Commercial loans	$14,734	$2,787	($2,986)	($682)	($1,182)	$—	$—	$12,671
Commercial real estate	1,694	584	—	(5)	—	—	—	2,273
Construction loans	—	—	—	—	—	—	—	—
Consumer loans	452	—	(8)	(26)	(152)	—	—	266
Non-performing loans guaranteed by government	(279)	(237)	—	—	—	—	—	(516)
Total non-performing loans	16,601	3,134	(2,994)	(713)	(1,334)	—	—	14,694
Other real estate owned	8,707	295	—	—	—	—	(1,040)	7,962
Repossessed assets	29	1,242	—	—	—	—	(29)	1,242
Other real estate owned guaranteed
by government	(1,279)	—	—	—	—	—	—	(1,279)
Total non-performing assets,
net of government guarantees	$24,058	$4,671	($2,994)	($713)	($1,334)	$—	($1,069)	$22,619

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Charge-offs:
Transportation and warehousing	$362	$—	$—	$—	$24
Other services	—	—	78	—	5
Excavation and construction	320	—	—	—	—
Health care and social assistance	—	—	—	965	—
Consumer	31	9	22	139	26
Total charge-offs	$713	$9	$100	$1,104	$55

Northrim BanCorp Earns $4.8 Million, or $0.69 per Diluted Share in 4Q18
January 28, 2019
16 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	December 31, 2018		September 30, 2018		December 31, 2017
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$51,441	2.23%	$34,136	1.94%	$61,030	1.30%
Portfolio investments	280,831	2.51%	264,377	2.29%	287,393	1.77%
Loans held for sale	46,230	4.59%	54,792	4.64%	43,259	4.28%
Portfolio loans	981,407	5.98%	984,914	5.81%	980,351	5.45%
Total interest-earning assets	1,359,909	5.08%	1,338,219	4.97%	1,372,033	4.46%
Nonearning assets	149,695		150,808		147,832
Total assets	$1,509,604		$1,489,027		$1,519,865

Liabilities and Shareholders' Equity
Interest-bearing deposits	$796,362	0.45%	$795,256	0.30%	$829,295	0.18%
Borrowings	52,400	1.32%	46,663	1.39%	48,376	1.35%
Total interest-bearing liabilities	848,762	0.50%	841,919	0.36%	877,671	0.25%

Noninterest-bearing demand deposits	437,116		428,741		425,271
Other liabilities	16,886		15,039		19,857
Shareholders' equity	206,840		203,328		197,066
Total liabilities and shareholders' equity	$1,509,604		$1,489,027		$1,519,865
Net spread		4.58%		4.61%		4.21%
NIM		4.71%		4.69%		4.25%
NIMTE*		4.76%		4.74%		4.31%
Average portfolio loans to average
interest-earning assets	72.17%		73.60%		71.45%
Average portfolio loans to average total deposits	79.56%		80.47%		78.14%
Average non-interest deposits to average
total deposits	35.44%		35.03%		33.90%
Average interest-earning assets to average
interest-bearing liabilities	160.22%		158.95%		156.33%

The components of the change in NIMTE* are detailed in the table below:

	4Q18 vs. 3Q18	4Q18 vs. 4Q17
Nonaccrual interest adjustments	0.04%	0.03%
Interest rates and loan fees	0.04%	0.41%
Volume and mix of interest-earning assets	(0.06)%	0.01%
Change in NIMTE*	0.02%	0.45%

Northrim BanCorp Earns $4.8 Million, or $0.69 per Diluted Share in 4Q18
January 28, 2019
17 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	December 31, 2018		December 31, 2017
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$42,386	1.88%	$36,944	1.15%
Portfolio investments	286,426	2.17%	305,211	1.66%
Loans held for sale	46,089	4.37%	44,047	3.95%
Portfolio loans	971,548	5.74%	981,001	5.47%
Total interest-earning assets	1,346,449	4.82%	1,367,203	4.46%
Nonearning assets	146,936		143,849
Total assets	$1,493,385		$1,511,052

Liabilities and Shareholders' Equity
Interest-bearing deposits	$809,808	0.28%	$829,918	0.21%
Borrowings	47,570	1.37%	50,523	1.40%
Total interest-bearing liabilities	857,378	0.35%	880,441	0.27%

Noninterest-bearing demand deposits	417,464		418,415
Other liabilities	17,521		19,067
Shareholders' equity	201,022		193,129
Total liabilities and shareholders' equity	$1,493,385		$1,511,052
Net spread		4.47%		4.19%
NIM		4.55%		4.22%
NIMTE*		4.60%		4.28%
Average portfolio loans to average interest-earning assets	72.16%		71.75%
Average portfolio loans to average total deposits	79.16%		78.58%
Average non-interest deposits to average total deposits	34.02%		33.52%
Average interest-earning assets to average interest-bearing liabilities	157.04%		155.29%

The components of the change in NIMTE* are detailed in the table below:

YTD18 vs.YTD17
Nonaccrual interest adjustments	—%
Interest rates and loan fees	0.31%
Volume and mix of interest-earning assets	0.01%
Change in NIMTE*	0.32%

Northrim BanCorp Earns $4.8 Million, or $0.69 per Diluted Share in 4Q18
January 28, 2019
18 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Capital Data (At quarter end)
	December 31, 2018	September 30, 2018	December 31, 2017
Book value per share	$29.92	$29.52	$28.06
Tangible book value per share*	$27.57	$27.17	$25.70
Total shareholders' equity/total assets	13.70%	13.53%	12.70%
Tangible Common Equity/Tangible Assets*	12.76%	12.58%	11.75%
Tier 1 Capital / Risk Adjusted Assets	15.47%	15.33%	14.65%
Total Capital / Risk Adjusted Assets	16.73%	16.58%	15.90%
Tier 1 Capital / Average Assets	13.40%	13.41%	12.41%
Shares outstanding	6,883,216	6,884,386	6,871,963
Unrealized loss on AFS debt securities, net of income taxes	($1,127)	($1,680)	($454)
Unrealized gain on derivatives and hedging activities	$607	$1,039	$184

Profitability Ratios
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
For the quarter:
NIM	4.71%	4.69%	4.50%	4.28%	4.25%
NIMTE*	4.76%	4.74%	4.56%	4.33%	4.31%
Efficiency ratio	76.64%	73.82%	71.19%	77.22%	80.92%
Return on average assets	1.27%	1.40%	1.58%	1.10%	0.06%
Return on average equity	9.30%	10.27%	11.79%	8.43%	0.43%

	December 31, 2018	December 31, 2017
Year-to-date:
NIM	4.55%	4.22%
NIMTE*	4.60%	4.28%
Efficiency ratio	74.68%	72.39%
Return on average assets	1.34%	0.87%
Return on average equity	9.95%	6.81%

Northrim BanCorp Earns $4.8 Million, or $0.69 per Diluted Share in 4Q18
January 28, 2019
19 of 20

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

NIMTE

Net interest margin on a tax equivalent basis ("NIMTE") is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in 2018 and 41.11% in 2017. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Net interest income	$16,137	$15,819	$14,989	$14,263	$14,684
Divided by average interest-bearing assets	1,359,909	1,338,219	1,335,181	1,352,497	1,372,033
Net interest margin ("NIM")[3]	4.71%	4.69%	4.50%	4.28%	4.25%

Net interest income	$16,137	$15,819	$14,989	$14,263	$14,684
Plus: reduction in tax expense related to
tax-exempt interest income	196	182	175	173	204
	$16,333	$16,001	$15,164	$14,436	$14,888
Divided by average interest-bearing assets	1,359,909	1,338,219	1,335,181	1,352,497	1,372,033
NIMTE[3]	4.76%	4.74%	4.56%	4.33%	4.31%

	Year-to-date
	December 31, 2018	December 31, 2017
Net interest income	$61,208	$57,678
Divided by average interest-bearing assets	1,346,449	1,367,203
Net interest margin ("NIM")[4]	4.55%	4.22%

Net interest income	$61,208	$57,678
Plus: reduction in tax expense related to
tax-exempt interest income	726	872
	$61,934	$58,550
Divided by average interest-bearing assets	1,346,449	1,367,203
NIMTE[4]	4.60%	4.28%

3Calculated using actual days in the quarter divided by 365 for quarters ended in 2018 and 2017.

4Calculated using actual days in the year divided by 365 for year-to-date periods in 2018 and 2017.

Northrim BanCorp Earns $4.8 Million, or $0.69 per Diluted Share in 4Q18
January 28, 2019
20 of 20

(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The following table sets forth the reconciliation of tangible book value per share and book value per share.

	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017

Total shareholders' equity	$205,947	$203,242	$199,456	$194,973	$192,802
Divided by shares outstanding	6,883	6,884	6,873	6,872	6,872
Book value per share	$29.92	$29.52	$29.02	$28.37	$28.06

	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017

Total shareholders' equity	$205,947	$203,242	$199,456	$194,973	$192,802
Less: goodwill and intangible assets	16,154	16,171	16,189	16,207	16,224
	$189,793	$187,071	$183,267	$178,766	$176,578
Divided by shares outstanding	6,883	6,884	6,873	6,872	6,872
Tangible book value per share	$27.57	$27.17	$26.66	$26.01	$25.70

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets.

Northrim BanCorp, Inc.	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017

Total shareholders' equity	$205,947	$203,242	$199,456	$194,973	$192,802
Total assets	1,502,988	1,502,673	1,470,440	1,524,741	1,518,596
Total shareholders' equity to total assets	13.70%	13.53%	13.56%	12.79%	12.70%

Northrim BanCorp, Inc.	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Total shareholders' equity	$205,947	$203,242	$199,456	$194,973	$192,802
Less: goodwill and other intangible assets, net	16,154	16,171	16,189	16,207	16,224
Tangible common shareholders' equity	$189,793	$187,071	$183,267	$178,766	$176,578

Total assets	$1,502,988	$1,502,673	$1,470,440	$1,524,741	$1,518,596
Less: goodwill and other intangible assets, net	16,154	16,171	16,189	16,207	16,224
Tangible assets	$1,486,834	$1,486,502	$1,454,251	$1,508,534	$1,502,372
Tangible common equity ratio	12.76%	12.58%	12.60%	11.85%	11.75%

-0-
Note Transmitted on GlobeNewswire on January 28, 2019, at 12:15 pm Alaska Standard Time.